UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2012

PHILIP MORRIS INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Virginia	1-33708	13-3435103
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Park Avenue, New York, New York		10017-5592
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (917) 663-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Early Retirement of Named Executive Officer. On May 7, 2012, Philip Morris International Inc. (the “Company”) announced that Hermann Waldemer, Chief Financial Officer of the Company, has elected to take early retirement effective July 31, 2012. He will remain on salary continuation through May 31, 2013. Mr. Waldemer’s decision to take early retirement was for personal reasons and not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices. Mr. Waldemer will be succeeded by Mr. Jacek Olczak, currently President, European Union Region of the Company, effective August 1, 2012.

Agreement with Mr. Waldemer. In connection with Mr. Waldemer’s early retirement, his employment agreement will be terminated, and he and Philip Morris International Management SA entered into a Separation Agreement and Release (the “Agreement”) with the following terms:

–	Mr. Waldemer provides the Company a general release and agrees to maintain the confidentiality of Company information;

–	Mr. Waldemer agrees not to compete with the Company from the date of the Agreement until May 31, 2014;

–	Mr. Waldemer will receive incentive compensation pro-rated through July 31, 2012, but will not receive incentive compensation for 2013;

–	Mr. Waldemer will receive a lump sum payment in the total gross amount of CHF1,350,966 ($1,469,946 based on the average conversion rate on May 7, 2012 of CHF1.00 = $1.08807); and

–	Mr. Waldemer will not receive equity awards for his 2012 and 2013 service, but his previously granted 138,320 shares of deferred stock will vest as provided in the Agreement.

The foregoing summary of the Agreement is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 and is incorporated herein by reference.

Performance Incentive Plan. As described below under Item 5.07, on May 9, 2012, stockholders of the Company approved the Philip Morris International Inc. 2012 Performance Incentive Plan. The summary of material terms of the plan is set forth in the Company’s proxy statement dated March 30, 2012 (the “Proxy Statement”) under the caption “Approval of the Philip Morris International Inc. 2012 Performance Incentive Plan” and is incorporated herein by reference. This summary is qualified in its entirety by reference to the text of the plan that was filed as Exhibit A to the Proxy Statement.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 9, 2012, the Company held its Annual Meeting of Stockholders (“Annual Meeting”). There were 1,497,629,891 shares of Common Stock, constituting 87.31% of outstanding shares on the record date (March 16, 2012), represented in person or by proxy at the meeting. The matters voted upon at the Annual Meeting and the results of such voting are set forth below:

Proposal 1: Election of Directors.

Name	For	Against	Abstain	Broker Non-Vote
Harold Brown	1,231,998,581	7,586,371	1,589,214	256,454,864
Mathis Cabiallavetta	1,234,727,290	4,822,036	1,616,140	256,454,864
Louis C. Camilleri	1,220,158,931	19,291,837	1,723,661	256,454,864
J. Dudley Fishburn	1,233,120,875	6,455,680	1,597,911	256,454,864
Jennifer Li	1,235,856,389	3,714,255	1,603,122	256,454,864
Graham Mackay	1,222,619,962	16,962,723	1,591,081	256,454,864
Sergio Marchionne	1,145,613,072	93,830,810	1,729,884	256,454,864
Kalpana Morparia	1,231,466,266	8,069,266	1,638,234	256,454,864
Lucio A. Noto	1,232,969,718	6,589,190	1,615,558	256,454,864
Robert B. Polet	1,234,472,883	5,103,901	1,597,682	256,454,864
Carlos Slim Helú	1,233,768,306	5,756,844	1,647,916	256,454,864
Stephen M. Wolf	1,231,911,582	7,718,463	1,543,895	256,454,864

All director nominees were duly elected.

Proposal 2: Ratification of the Selection of PricewaterhouseCoopers SA as Independent Auditors.

For	Against	Abstain
1,482,752,510	11,398,827	3,478,022

The proposal was approved.

Proposal 3: Advisory Resolution to Approve Executive Compensation.

For	Against	Abstain	Broker Non-Vote
1,197,577,762	32,061,270	11,535,995	256,454,864

The proposal was approved on an advisory basis.

Proposal 4: Approval of the Philip Morris International Inc. 2012 Performance Incentive Plan

For	Against	Abstain	Broker Non-Vote
1,190,314,307	45,178,073	5,681,463	256,454,864

The proposal was approved.

Proposal 5: Stockholder Proposal 1 - Independent Board Chair.

For	Against	Abstain	Broker Non-Vote
210,592,995	982,355,925	48,222,432	256,454,864

The proposal was defeated.

Proposal 6: Stockholder Proposal 2 - Create an Independent Ethics Committee.

For	Against	Abstain	Broker Non-Vote
41,929,970	1,164,438,710	34,804,072	256,454,864

The proposal was defeated.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation Agreement and Release between Philip Morris International Management SA and Hermann Waldemer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ JERRY WHITSON
Name:	Jerry Whitson
Title:	Deputy General Counsel and Corporate Secretary

DATE: May 10, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and Release between Philip Morris International Management SA and Hermann Waldemer